EXHIBIT 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
OceanFirst Financial Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	8,200,000	$18.92	$155,144,000.00	0.00013810	$21,425.39
Total Offering Amounts					$155,144,000.00		$21,425.39
Total Fees Previously Paid							$0.00
Total Fee Offsets							$0.00
Net Fee Due					$155,144,000.00		$21,425.39
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(1)Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the OceanFirst Financial Corp. 2026 Stock Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of OceanFirst Financial Corp. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a), this represents 8,200,000 shares of common stock of the Company issuable pursuant to the Equity Plan.
(2)The proposed maximum offering price per share of $18.92 is estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, and is based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Select Market on May 26, 2026.

Table 2: Fee Offset Claims and Sources
N/A